UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

N/A

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2 Pembroke House

Upper Pembroke Street 28-32, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at The Shelbourne Hotel, 27 St. Stephen’s Green, Dublin 2, Ireland on May 15, 2017 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, each of which will be proposed as ordinary resolutions:

1.	To re-elect Dr. Lars Ekman as a director;

2.	To re-elect Mr. David Stack as a director;

3.	To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 33 to 51 and 53 to 60 of the accompanying Proxy Statement;

4.	To hold an advisory (non-binding) vote on the frequency of future advisory votes to approve the compensation of the Company’s “named executive officers”;

5.	To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration as described in full on pages 10 to 11 of the accompanying Proxy Statement;

6.	To adopt and approve the proposed amendment to the Company’s 2011 Stock Incentive Plan as described on pages 12 to 19 of the accompanying Proxy Statement; and

7.	To adopt and approve the proposed Amarin Corporation plc 2017 Employee Stock Purchase Plan as described on pages 20 to 22 of the accompanying Proxy Statement.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of Directors of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2016 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2016 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, April 20, 2017, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee, FOR holding an advisory vote on the compensation of the Company’s executive officers every one year and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland. The registered office of Amarin Corporation plc is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement.

Important Notice of Internet Availability. The accompanying Proxy Statement and Annual Report will also be available to the public at http://investor.amarincorp.com.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

/s/ John F. Thero
John F. Thero
President and Chief Executive Officer

April 21, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

ii

PROXY STATEMENT FOR

2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2017

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2017 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at The Shelbourne Hotel, 27 St. Stephen’s Green, Dublin 2, Ireland, on May 15, 2017, at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about April 21, 2017.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by 8:00 a.m. local time on May 12, 2017. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement, FOR holding an advisory vote to approve the compensation of the Company’s named executive officers every one year and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary for our American Depositary Shares (the “Depositary”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Okapi Partners to assist us in the distribution and solicitation of proxies for a fee of $15,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared) by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on April 14, 2017 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 272,261,602 Ordinary Shares were issued and 270,695,420 were outstanding, of which approximately 269,527,137 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary

Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card or attend the Annual General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either return a proxy leaving these shares un-voted (a “broker non-vote”) or vote these shares on behalf of the beneficial owners . Your brokerage firm, bank or other financial institution may vote your shares on routine matters and cannot vote your shares on any non-routine matter. The appointment of our independent registered public accounting firm (Proposal 5) is a routine matter. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this proxy statement.

ADR holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 3:00 p.m. New York time on May 9, 2017 (the “Instruction Date”).

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1 and No. 2—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 3—Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4—Advisory (non-binding) vote on frequency of future votes to approve the compensation of the Company’s named executive officers. This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called “say-on-pay” votes). The frequency period that receives the most votes (i.e., every one, two or three years) will be deemed to be the recommendation of the shareholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

Proposal No. 5—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 6—Approval of an amendment to the Company’s 2011 Stock Incentive Plan. This proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 7—Approval of the Company’s 2017 Employee Stock Purchase Plan. This proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy by mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 3:00 p.m. New York time on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADRs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1 AND 2

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board has nominated Dr. Ekman and Mr. Stack for re-election at the Annual General Meeting. Each of the nominees has indicated his or her willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the NASDAQ Global Select Market (“NASDAQ”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Dr. Ekman and Mr. Stack for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Dr. Ekman and Mr. Stack to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Lars G. Ekman M.D., Ph.D. (2008)	67	Director
David Stack (2012)	66	Director

Directors Continuing in Office:
Kristine Peterson (2010)	57	Director
Jan van Heek (2010)	67	Director
Patrick J. O’Sullivan (2011)	75	Director
Joseph S. Zakrzewski (2010)	54	Director
John F. Thero (2014)	56	President, Chief Executive Officer, Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008, and was named Amarin’s lead independent director in October 2011 and Amarin’s Chairman of the Board effective January 2014. With more than 30 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Ventures and serves as Chairman of Sophiris Bio Inc. (formerly Protox Therapeutics) as well as Chairman of Prothena Biosciences and Chairman of Poseida Therapeutics. From October 2008 to 2011 he served as Co-Founder and Chief Executive Officer of Cebix Inc. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc, from January 2001 to December 2007. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. Dr. Ekman also sits on the board of directors of Ultragenyx Pharmaceutical Inc. and Spark Therapeutics. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

David Stack joined Amarin as a non-executive director in December 2012. Mr. Stack is currently the Chairman and Chief Executive Officer of Pacira Pharmaceuticals, Inc. Mr. Stack has been a managing director of MPM Capital since 2005 and a managing partner of Stack Pharmaceuticals, Inc. since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President and General Manager at Innovex, Inc. He was Vice President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories from 1981 until 1993, in various positions including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of

Pacira Pharmaceuticals, Inc., PepTx, Inc., Chiasma, Inc. and Medivo, Inc. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. from 2006 to 2010 and BioClinica, Inc. from 1999 to 2010. Mr. Stack holds a B.S. in Pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. The Board believes that Mr. Stack’s qualifications to sit on our Board include his extensive experience with pharmaceutical companies as an executive and director, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations in all stages of development.

Directors Continuing in Office

Jan van Heek joined Amarin as a non-executive director in February 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the CEO and senior management team. Mr. van Heek is currently a board member of Minerva Neurosciences, Inc. and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and board member of the LEO Pharma companies in Ireland and more than 10 years as a board member of the parent company of the LEO Pharma Group in Denmark. Since 2007 Mr. O’Sullivan has been a business consultant to the pharmaceutical industry, and he currently serves as a member of the board of directors of Allergan plc. Mr. O’Sullivan is a registered pharmacist who earned a Bachelor of Commerce and an M.B.A. from University College in Dublin. The Board believes that Mr. O’Sullivan’s experience from serving as an officer director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 30 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb Company, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. From June 2009 to February 2016, she served as Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech business at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of Paratek Pharmaceuticals, Inc., ImmunoGen, Inc. the Biotechnology Industry Organization and the Greater Philadelphia Life Sciences Congress. Ms. Peterson has an M.B.A. in Marketing from the University of Illinois. Based on Ms. Peterson’s leadership experience in the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other commercial stage companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry and a leading biotech industry trade organization, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board. Ms. Peterson’s contribution to the Company in the areas of commercialization and regulatory and political matters has been particularly helpful as the Company continues its current stage of development.

Joseph S. Zakrzewski joined Amarin as a non-executive director in January 2010. From November 2010 to December 2013, Mr. Zakrzewski served as Amarin’s Chief Executive Officer and Chairman of the Board of Directors. From May 2007 to May 2010, Mr. Zakrzewski served as President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics and from January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 to 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company including as Vice President, Corporate Business Development from 2003 through 2004. In addition, Mr. Zakrzewski served as a Venture Partner with Orbimed in 2010 and 2011. Mr. Zakrzewski is currently the Chairman of Onxeo and serves on the board of directors of Onxeo, Acceleron Pharma, and Insulet Corporation as well as a number of privately held companies. Mr. Zakrzewski earned a B.S. in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University as well as an M.B.A. in Finance from Indiana University. The Board believes that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his former position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies. Mr. Zakrzewski’s contribution to the Company in the areas of operations and business development matters has been particularly helpful as the Company continues its current stage of development.

John F. Thero joined Amarin in November 2009. He was promoted to President and Chief Executive Officer, and appointed to the Board, effective January 2014. Prior to his promotion, he was Amarin’s President since November 2010 before which he was Amarin’s Chief Financial Officer. Mr. Thero has more than 25 years of senior financial and operational management experience, including supporting the growth of life science companies for over 15 years. Mr. Thero has helped manage both the successful commercial growth and the successful sale of companies. In 2007, Mr. Thero was Chief Financial Officer at ViaCell, Inc., where he helped guide the company to its successful sale. From 2003 to 2007, Mr. Thero was Senior Vice President at Acusphere, Inc., where he oversaw the successful build-out and qualification of manufacturing operations. From 1994 to 2003, in a number of senior positions at Abiomed, Inc., including Senior Vice President Business Operations and Chief Financial Officer, he helped manage the transition from a development-stage company into a commercial entity. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant. He received a B.A. in Economics from the College of the Holy Cross. The Board believes that Mr. Thero’s experience in management positions at life sciences companies, as well as his experience as Amarin’s President and Chief Executive Officer and, before that, as Amarin’s President and Chief Financial Officer, provide him with the appropriate qualifications and skills to serve as a member of the Board.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2011 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2016 annual general meeting, the Company’s shareholders supported the say-on-pay vote with 61% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the Company’s executive compensation, as described in this Proxy Statement under the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 33 to 51 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

We are also required by the Dodd-Frank Act to provide shareholders with a separate advisory (non-binding) vote for the purpose of asking shareholders to express their preference for the frequency of future advisory votes on executive compensation (or “say on pay” votes). Shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. We are required to solicit shareholder votes on the frequency of future advisory votes on executive compensation at least once every six years, although we may seek shareholder input more frequently.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, that, subject to fiduciary duties under applicable law, the shareholders of the Company vote in favor of holding future non-binding, advisory votes on executive compensation every year.”

At the Annual General Meeting, shareholders may cast a vote on the frequency of a say-on-pay vote by choosing the option of one year, two years or three years or shareholders may abstain from voting altogether.

The Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to shareholders every year is the most appropriate choice. The Company believes that gathering shareholder feedback as close in time to the relevant compensation decisions as possible will be most useful to the Board. An annual advisory vote on executive compensation is consistent with our policy of seeking input from and engaging in discussions with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We believe that an annual advisory vote on the compensation of our named executive officers will allow all of our shareholders to provide us with their general input on our compensation philosophy, policies and practices. Although some of our shareholders may prefer a two-year or three-year interval for the advisory vote on executive compensation, we believe that a majority of our shareholders will prefer a one-year interval for this advisory vote as the first advisory vote in 2011 resulted in our holding a say-on-pay vote every year.

Vote Required

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL NO. 5

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2016 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2016 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm—E&Y

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal year ended December 31, 2016. Audit fees are for services relating to the years ended December 31, 2016 and 2015 as described in (1) below and all non-audit fees are for services invoiced in 2016 and 2015.

	2016	2015
Audit Fees(1):	$1,075,280	$1,020,980
Audit-Related Fees:	$—	$—
Tax Fees(2):	$6,350	$6,825
All Other Fees:	$—	$—

Total All Fees:	$1,081,630	$1,027,805

(1)	Audit fees for 2016 include fees incurred in connection with the audit of our financial statements as of December 31, 2016 as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2015 as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.
(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2017. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5

PROPOSAL NO. 6

ADOPTION OF AN AMENDMENT TO THE COMPANY’S 2011 STOCK INCENTIVE PLAN

Proposal

On March 13, 2017, based on input from Radford, an Aon Hewitt Company and independent external compensation consultant (“Radford”), to the Remuneration Committee and the recommendation of our Remuneration Committee, our Board approved an amendment (the “Plan Amendment”) to the Company’s 2011 Stock Incentive Plan (as amended by the Plan Amendment, the “Amended Plan”), subject to shareholder approval at the Annual General Meeting. The 2011 Stock Incentive Plan was originally adopted by our Board and approved by our shareholders at our 2011 annual general meeting (as approved and amended from time to time, the “Equity Incentive Plan”). If this Proposal No. 6 is approved, the number of shares reserved for issuance under the Amended Plan would increase by 20,000,000 Ordinary Shares or ADSs, as the case may be (“Shares”) from the amount currently reserved under the Equity Incentive Plan. As of March 31, 2017, there were stock options to acquire 23,461,406 shares of common stock outstanding under the Company’s equity compensation plans with a weighted average exercise price of $3.25 and a weighted average remaining term of 7.4 years. In addition, as of March 31, 2017, there were 3,435,954 unvested full value awards subject to service-based vesting, 4,999,500 unvested full value awards subject to performance-based vesting, and 387,348 vested but deferred full value awards outstanding under the Company’s equity compensation plans. Other than the foregoing, no awards under the Company’s equity compensation plans were outstanding as of March 31, 2017.

The purpose of the Equity Incentive Plan is to enable the Company to have a compensation program designed to attract, retain, and motivate highly qualified employees; provide employees with long-term equity-based incentives to produce long-term growth thereby increasing our value to shareholders; and foster a cooperative teaching and learning environment that focuses on delivering shareholder value as further discussed below in this Proxy Statement in the section titled, “Compensation Discussion and Analysis.” We believe that equity compensation is an essential element of our compensation package and that equity awards align employees and directors’ interests with those of our shareholders. Our Board recommends a vote for approval of the Plan Amendment because the Plan Amendment will allow us to continue to use equity based incentives and promote the goals of our compensation strategy. The Plan Amendment will only become effective if approved by our shareholders. In light of the limited available pool of shares under the Equity Incentive Plan and the expectation that the Plan Amendment would be presented for approval at the Annual General Meeting, the Company has granted performance-based restricted stock units contingent upon approval of the Plan Amendment as discussed in further detail below in the section entitled “New Plan Benefits.”

Changes to the Equity Incentive Plan by the Plan Amendment

As of March 31, 2017, we have 1,272,266 Shares available under the Equity Incentive Plan, less 989,000 time-based restricted stock units granted on February 1, 2017, and we believe that such amount will not be sufficient to cover the ongoing needs of the Company under its compensation strategy. In its deliberations regarding the size of the increase in the maximum number of shares issuable under the Amended Plan (the “Grant Pool”), the Board, in consultation with Radford, determined that an increase in the Grant Pool of 20,000,000 Shares as proposed by the Plan Amendment would place the Company in approximately the 50th percentile as compared to peer companies and the size of their respective equity grant pools and would otherwise comport with institutional shareholder recommendations. If this Proposal No. 6 is approved, the maximum number of Shares that can be issued under the Equity Incentive Plan would increase by 20,000,000 Shares to 51,500,000 Shares, and we would have approximately 20,283,266 shares available for grant after the Annual Meeting. The Remuneration Committee and the Board, upon the advice of Radford, considers this pool allocation to be within market for similarly situated companies. It is not uncommon, however, for companies to be above the market median immediately following the approval of an increase in the equity grant pool as it is expected that the pool will revert back to the median over time. For additional information, see the section entitled “Executive Compensation Discussion and Analysis—Competitive Market Benchmarking.”

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Remuneration Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes is necessary and appropriate to attract, reward and retain our employees.

Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. As of March 31, 2017, 100% of our employees held outstanding equity awards. By ensuring that our employees hold equity awards, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

Burn Rate

Share Element	2016	2015	2014
Time- and Performance-Based Stock Options Granted(1)	4,400,340	7,976,157	3,271,390
Time- and Performance-Based Full-Value Awards Granted(2)	1,755,903	9,888,251	2,255,348
Adjusted Full-Value Awards Granted(3)	2,633,855	14,832,377	3,383,022
Total Awards Granted(4)	7,034,195	22,808,534	6,654,412
Weighted average common shares outstanding during the fiscal year	211,873,923	180,653,641	173,719,421
Annual Burn Rate	3.32%	12.63%	3.83%
Three Year Average Burn Rate(5)		6.59%
Weighted average common shares outstanding during the fiscal year, including shares issuable upon conversion of preferred stock	244,692,387	214,541,290	173,719,421
Annual Burn Rate	2.87%	10.63%	3.83%
Three Year Average Burn Rate(5)		5.78%

(1)	Includes nil, 1,800,000, and nil performance-based stock options granted in 2016, 2015 and 2014, respectively.
(2)	Includes nil, 5,555,500, and nil performance-based full-value awards granted in 2016, 2015 and 2014, respectively.
(3)	In accordance with corporate governance policy updates published by Institutional Shareholder Services (“ISS”), Adjusted Full-Value Awards Granted represents the total Time- and Performance-Based Full-Value Awards Granted subject to a multiplier based on our recent historic stock price volatility. Based on our recent historical stock price volatility and ISS metrics, we have utilized a full-value award multiplier of 1.5 for purposes of calculating the average burn rate for the last three fiscal years.
(4)	Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.
(5)	As illustrated in the table above, our three-year average burn rate for the last three fiscal years was 6.59% based on weighted average common shares outstanding and 5.78% based on weighted average common shares outstanding including shares issuable upon conversion of preferred stock, which are both below the ISS industry category burn rate benchmark of 8.17%.

If the request to increase the share reserve of the Amended Plan by an additional 20,000,000 Shares is approved by shareholders, we will have approximately 20,283,266 shares available for grant after the Annual Meeting, which is based on 1,272,266 shares available for grant under the Equity Incentive Plan as of March 31, 2017 and the 20,000,000 shares subject to this proposal, less 989,000 time-based restricted stock units granted on February 1, 2017, which are contingent on shareholder approval of the Plan Amendment. Based on input from Radford, the Remuneration Committee and the Board determined the size of the requested share increase based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable.

Summary of Material Features of the Amended Plan

The material features of the Amended Plan are:

•	The maximum number of Shares that can be issued under the Amended Plan shall not exceed the sum of (i) 51,500,000 Shares, (ii) 3,074,680 Shares that remained available for grants under the Company’s 2002 Stock Option Plan (the “2002 Plan”) as of July 12, 2011, and (iii) the number of Shares subject to grants under the 2002 Plan that are outstanding as of July 12, 2011 but subsequently expire, are forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued.

•	Shares from expired, forfeited, surrendered, canceled or otherwise terminated awards under the 2002 Plan and the Amended Plan can be added back to the reserved pool under the Amended Plan at the discretion of the Remuneration Committee. Shares tendered or held back to cover the exercise price of an award or for taxes will not be added to the reserved pool under the Amended Plan.

•	The award of stock options (both incentive and non-qualified options) and restricted stock units to employees, directors and consultants is permitted. In addition, unrestricted Shares may be awarded to directors;

•	Minimum vesting periods are required for grants of restricted stock units, subject to a 5% carve-out;

•	Stock options may not be repriced in any manner;

•	Any material amendment to the Amended Plan is subject to approval by our shareholders; and

•	The term of the Amended Plan will expire on July 12, 2021.

Based solely on the closing price of our ADSs as reported by NASDAQ on March 31, 2017, the maximum aggregate market value of the additional Shares that could potentially be issued under the Amended Plan as of such date, assuming this Proposal No. 6 is approved, is $68,071,251. The Shares available for issuance under the Amended Plan will be authorized but unissued Shares or Shares acquired in the open market or otherwise.

Certain Performance-Based Compensation

The Amended Plan provides that the Remuneration Committee may require that the vesting of certain awards granted under the Amended Plan be conditioned on the satisfaction of performance objectives that may be measured by any or all of the following: (1) earnings before interest, taxes, depreciation and amortization; (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (3) changes in the market price of the Shares; (4) economic value-added; (5) funds from operations or similar measures; (6) sales or revenue; (7) development, clinical or regulatory milestones; (8) acquisitions or strategic transactions; (9) operating income (loss); (10) cash flow (including, but not limited to, operating cash flow and free cash flow); (11) return on capital, assets, equity, or investment; (12) shareholder returns; (13) return on sales; (14) gross or net profit levels; (15) productivity; (16) expenses; (17) margins; (18) operating efficiency; (19) customer satisfaction; (20) working capital; (21) earnings (loss) per Share; (22) sales or market shares; and (23) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Remuneration Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle.

Summary of the Amended Plan

The following description of certain features of the Amended Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2011 Stock Incentive Plan filed as Exhibit 10.4 to our

Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, Amendment No. 1 to the 2011 Stock Incentive Plan filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Amendment No. 2 to the 2011 Stock Incentive Plan filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Amendment No. 3 to the 2011 Stock Incentive Plan filed as Exhibit 10.5 to the Annual Report on Form 10-K for the year ended December 31, 2012, Amendment No. 4 to the 2011 Stock Incentive Plan filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, Amendment No. 5 to the 2011 Stock Incentive Plan filed as Exhibit 4.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and the Plan Amendment set forth in Annex A to this Proxy Statement.

Plan Administration. The Amended Plan will be administered by the Remuneration Committee. The Remuneration Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended Plan. The Remuneration Committee may delegate to one or more directors or to one or more officers its authority under the Amended Plan, subject to such terms, conditions and limitations as it may establish in its sole discretion.

Eligibility. Persons eligible to participate in the Amended Plan will be those officers, employees, directors and other consultants of the Company and its affiliates as selected from time to time by the Remuneration Committee in its discretion. Approximately 250 individuals are currently eligible to participate in the Amended Plan, which includes 4 officers, approximately 239 employees who are not officers, 1 consultant and 6 non-employee directors.

Plan Limits. The maximum number of Shares that can be issued under the Amended Plan is as set out in the first bullet point of “Summary of Material Features of the Amended Plan”, above. Incentive Stock Options cannot be granted in respect of more Shares than the Incentive Stock Option Limit (31,500,000 Shares). Options with respect to no more than 10,000,000 Shares may be granted to any one individual during any calendar year period.

Stock Options. The Amended Plan permits the granting of (1) options to purchase Shares intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) options that do not so qualify. Options granted under the Amended Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and any subsidiary or parent (each as defined in Section 424 of the Code) of the Company. Non-qualified options may be granted to any persons eligible to receive awards under the Amended Plan. The option exercise price of each option will be determined by the Remuneration Committee but may not be less than 100% of the fair market value of the Shares on the date of grant. Fair market value for this purpose will be the closing sale price of the Shares on the NASDAQ Global Select Market on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option may not exceed ten years from the date of grant. The Remuneration Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Remuneration Committee. Typically, options will vest in equal installments over a four year period subject to continued service with the Company. In general, unless otherwise permitted by the Remuneration Committee, no option granted under the Amended Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity. Upon exercise of options, the option exercise price must be paid in full either in cash, by check or other instrument or consideration acceptable to the Remuneration Committee and permitted under applicable law. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee or by surrender of shares that have been owned by the optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings and have a fair market value on the surrender date equal to the aggregate exercise price. In addition, non-qualified options may be exercised by cancellation of indebtedness.

To qualify as incentive options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock Units. The Remuneration Committee may award restricted stock units to any eligible persons. Restricted stock units are payable in cash, or at the discretion of the Remuneration Committee in Shares or a combination of cash and Shares, and may be subject to such conditions and restrictions as the Remuneration Committee may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued service with the Company through a specified vesting period, generally four years. During the vesting period, the restricted stock units may be credited with dividend equivalent rights, which entitle the participant to receive credits for dividends that would have been paid if the recipient had held the Shares underlying the restricted stock units that vest since the date of grant of those restricted stock units.

Unrestricted Share Awards. The Remuneration Committee may also grant to directors Shares that are free from any restrictions under the Amended Plan, provided that the director shall pay an amount for the Shares at least equal to their aggregate nominal values. A director may elect to receive such an award of unrestricted Shares in lieu of cash meeting fees to which the director is otherwise entitled.

Change of Control Provisions. The Amended Plan provides that upon the effectiveness of a “change of control” as defined in the Amended Plan, except as otherwise provided by the Remuneration Committee in an award agreement, (i) participants may exercise their options to the extent vested immediately prior to the change of control within 12 months of the change of control (or through the expiration date, if earlier), (ii) all unvested awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (iii) all unvested awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than cause (as defined in the Amended Plan) within two years of the change of control, shall fully vest, and in the case of options become exercisable and remain exercisable for a period of 12 months following such termination (or through the expiration date, if earlier). The Remuneration Committee may also accelerate the vesting of one or more outstanding awards at such times and in such amounts as it determines. In addition, the Company may provide for awards to be substituted by equivalent awards or for a cash payment to be paid to participants in respect of all awards held by participants (whether or not vested) upon the change of control, in which case all original awards shall lapse upon the consummation of the change of control.

Adjustments for Stock Dividends, Stock Splits, Etc. The Amended Plan requires the Remuneration Committee to make appropriate adjustments to the number of Shares that are subject to the Amended Plan, to certain limits in the Amended Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Amended Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or vesting of other awards. Subject to approval by the Remuneration Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to exercise or vesting or by delivering the Company Shares.

Amendments and Termination. The Board may at any time amend or discontinue the Amended Plan and the Remuneration Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the Amended Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Remuneration Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The Board adopted the Equity Incentive Plan on April 29, 2011, and it became effective on July 12, 2011, which was the day it was approved by shareholders. The Equity Incentive Plan was further amended on April 13, 2012, July 10, 2012, December 11, 2012 and July 6, 2015. No awards may be granted under the Amended Plan after the date that is 10 years from the date of shareholder approval. The effective date of the Plan Amendment proposed in this Proposal No. 6 will be the date the Plan Amendment is approved by shareholders.

New Plan Benefits

The Remuneration Committee will have full discretion to determine the number and amount of awards to be granted to employees under the Amended Plan, subject to the terms of the Amended Plan. The Remuneration Committee approved the grant of 1,575,000 time-based restricted stock units on January 30, 2017, 989,000 of which (the “Contingent Grants”) are contingent on shareholder approval of the Plan Amendment. These grants were made based in part on input from Radford as our independent external compensation consultant. The restricted stock units underlying these Contingent Grants become due for payment by the Company in cash upon vesting absent shareholder approval of the Plan Amendment. Other than the Contingent Grants, which are set forth in the table below, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the Amended Plan are not determinable at this time.

	Stock Awards
Name and Position	Dollar Value(1) ($)	Number of Awards (#)
Named Executive Officers
John F. Thero	1,059,050	359,000
Joseph T. Kennedy	318,600	108,000
Steven B. Ketchum, Ph.D.	256,650	87,000
Michael W. Kalb	256,650	87,000
All current executive officers, as a group	1,890,950	641,000
All current directors who are not executive officers, as a group	—	—
All current employees who are not executive officers, as a group	1,026,600	348,000

(1)	The valuation of stock awards reflects the aggregate grant date fair value, representing the market value of the Company’s common stock on the date of the grant, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended Plan. It does not describe all U.S. federal tax consequences under the Amended Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If Shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the

Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering Shares. If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the Amended Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the Amended Plan are limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the Equity Incentive Plan and the 2002 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders:	30,131,190	(1)	$3.12	(2)	4,303,685
Equity compensation plans not approved by security holders:	1,200,000	(3)	$7.56		—

Total	31,331,190		$3.37	(2)	4,303,685

(1)	Includes 19,988,014 shares of common stock issuable upon the exercise of outstanding options and 10,143,176 shares of common stock issuable upon the vesting of restricted stock units.
(2)	Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)	Consists of 600,000 Ordinary Shares which are issuable upon exercise of stock options outside of the Equity Incentive Plan granted to each of Joseph T. Kennedy and Steven B. Ketchum as an employment inducement award in connection with the commencement of Mr. Kennedy’s and Dr. Ketchum’s employment with Amarin as Senior Vice President, General Counsel and President of Research and Development, Senior Vice President, respectively. These grants were made in reliance on NASDAQ Listing Rule 5635(c)(4). These shares were registered on a Registration Statement on Form S-8 filed with the SEC on March 16, 2012.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, to adopt and approve the proposed Plan Amendment to the Company’s 2011 Stock Incentive Plan.”

Vote Required

This proposal must be approved by a majority of the shares present and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6

PROPOSAL NO. 7

APPROVAL OF THE 2017 EMPLOYEE STOCK PURCHASE PLAN

On March 13, 2017, our Board adopted, subject to the approval of our shareholders, the Amarin Corporation plc 2017 Employee Stock Purchase Plan (the “ESPP”). We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire our ordinary shares and will enable us to attract, retain and motivate valued employees.

Based solely on the closing price of our ordinary shares reported on the NASDAQ Global Select Market on March 31, 2017, the maximum aggregate market value of the 3,000,000 ordinary shares that could potentially be issued under the ESPP is $9,600,000.

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached hereto as Annex B. It is our intention that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

Shares Subject to the Plan. An aggregate of 3,000,000 ordinary shares will be reserved and available for issuance under the ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Plan Administration. The ESPP will be administered by the Remuneration Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

Eligibility. Any employee of the Company’s U.S. subsidiary, Amarin Pharma, Inc., and any other subsidiary corporation of the Company, as defined in Section 424(f) of the Code, as may be designed by the Remuneration Committee from time to time, is eligible to participate in the ESPP so long as the employee is customarily employed by such subsidiary for more than 20 hours a week and has been employed for at least six months on the first day of the applicable offering period. No person who owns or holds, or as a result of participation in the ESPP would own or hold, ordinary shares or options to purchase ordinary shares, that together equal to 5% or more of total outstanding ordinary shares is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase ordinary shares of the Company having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Payroll Deductions; Participation. Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a dollar amount or a whole percentage of eligible compensation to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of eligible compensation and a maximum of 15% of eligible compensation. Eligible compensation under the ESPP means base pay unless the Remuneration Committee establishes a different definition in advance of an offering period. There are currently approximately 225 employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Offering Periods. Unless otherwise determined by the Remuneration Committee, each offering of ordinary shares under the ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the ESPP will begin on December 1, 2017 and end on May 31, 2018. Subsequent offerings under the ESPP will generally begin on the first business day occurring on or after each June 1st and December 1st and will end on the last business day occurring on or before the following November 30th and May 31st, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Remuneration Committee may establish different offering periods or exercise dates under the ESPP.

Exercise Price. On the first day of an offering period, we will grant to employees participating in that offering period an option to purchase shares of our ordinary shares. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% of the fair market value per share of our ordinary shares on the first day of the offering period or (ii) 85% of the fair market value per share of our ordinary shares on the exercise date. The maximum number of shares of ordinary shares that may be issued to any employee under the ESPP in any offering period is the lowest of (i) a number of Shares determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined below), (ii) the number of shares determined by multiplying $2,083 by the number of full months in the offering period and dividing such number by the fair market value of the shares on the first day of the offering period or (iii) such other lesser number of shares as determined by our Remuneration Committee from time to time.

Subject to certain limitations, the number of shares of our ordinary shares a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. Except as may be permitted by the Remuneration Committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form at least 15 business days before the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the ESPP.

Term; Amendments and Termination. The ESPP will continue until terminated by our Board. Our Board may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be refunded.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the amended and restated ESPP in the future are not determinable.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase our ordinary shares under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the ordinary shares on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the ordinary shares over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 7

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2016 as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2016 prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). As required by the Companies Act and the Articles, the Statutory Accounts will be made available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com) as soon as they are complete, but no later than April 23, 2017, which is twenty-one clear days in advance of the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting but shareholders in attendance will have opportunity to ask questions relating to the Statutory Accounts.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Thero, are independent. It was determined that Mr. Thero lacks independence because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board, and will be publicly announced promptly in our SEC filings. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.amarincorp.com.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Lead Independent Director of the Board, Amarin Corporation plc, 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2 Ireland or c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During our 2016 fiscal year, our Board met in person five times and by teleconference two times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal year 2016, our Board had an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

All members of our Board who were directors at the time attended the 2016 Annual General Meeting of Shareholders, either in person or via telephone. Although the Company has no formal policies regarding director attendance at annual general meetings, it encourages directors to attend annual general meetings and expects that all members of the Board will attend the 2017 Annual General Meeting.

Board Leadership Structure and Risk Oversight

Dr. Lars Ekman is our Chairman of the Board. Dr. Ekman is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•	the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Mr. Van Heek (Chairman), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is available on our website at www.amarincorp.com. The Audit Committee met by teleconference six times during our 2016 fiscal year. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. Van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Mr. O’Sullivan (Chairman), Dr. Ekman and Mr. Zakrzewski. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is available on our website at www.amarincorp.com. The Nominating and Corporate Governance Committee met in person onetime and by teleconference two times during our 2016 fiscal year. All members of the Nominating and Corporate Governance Committee satisfy the current NASDAQ independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Mr. Stack (Chairman), Ms. Peterson and Mr. Van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s chief executive officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as determines the policy for and scope of pension arrangements, service agreements for the executive management team and termination payments. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses from the chief executive officer and chairman in excess of £10,000 and performs other duties, as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is available on our website at www.amarincorp.com. The Remuneration Committee met by teleconference two times and acted by unanimous written consent three times during our 2016 fiscal year. All members of the Remuneration Committee satisfy the current NASDAQ and SEC independence standards and qualify as “outside directors” pursuant to the Code.

Compensation Committee Interlocks and Insider Participation

During the 2016 fiscal year, Mr. Stack (Chairman), Ms. Peterson and Mr. Van Heek served as members of the Remuneration Committee. During the last completed fiscal year, no member of the Remuneration Committee was an officer or employee of Amarin and no member of the Remuneration committee has ever served as an officer of Amarin. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Executive Officers
John F. Thero	56	President and Chief Executive Officer (principal executive officer)
Joseph T. Kennedy	49	Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer
Steven B. Ketchum, Ph.D.	52	President of Research and Development, Senior Vice President, and Chief Scientific Officer
Michael W. Kalb	46	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

John F. Thero. Please refer to Proposals No. 1 and No. 2 “Election of Directors” for Mr. Thero’s biography.

Joseph T. Kennedy joined Amarin in December 2011 as General Counsel and was named Amarin’s Secretary and Chief Compliance Officer in February 2012. He was named Executive Vice President, General Counsel and Strategic Initiatives in July 2015. From March 2009 to December 2011, he was Vice President, General Counsel and Secretary of Transcept Pharmaceuticals, Inc., where he played a lead role negotiating the company’s strategic collaboration with Purdue Pharma, helped obtain U.S. Food and Drug Administration (“FDA”) approval for the company’s lead product and had responsibility for all legal and compliance matters affecting the company. Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private law practice from January 2006 to March 2009. Prior to that, Mr. Kennedy served as Chief Corporate Counsel, then Vice President, Acting Chief Legal Officer with Eyetech Pharmaceuticals, Inc. His work at Eyetech included transitioning the company from private to public, legal matters related to the company’s development and commercialization collaboration with Pfizer Inc., public company and pharmaceutical industry compliance, and the sale of the company to OSI Pharmaceuticals Inc. Previously, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc where he helped acquire technologies, managed legal issues related to multiple collaborations and participated in the company’s sale of assets that raised over $2.0 billion in a restructuring. Mr. Kennedy was honored by the President of Ireland as one of the inaugural “Irish Life Science 50” which recognized Irish-Americans for their significant contributions to the life science industry.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 20 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as Senior Vice President of Research and Development for Sunesis Pharmaceuticals, Inc. Where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and has served on its board of directors since his departure. From 2005 to 2008, Dr. Ketchum served as Senior Vice President of Research and Development and Medical Affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was Senior Vice President of Operations and Regulatory Affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Michael W. Kalb joined Amarin in June 2016 as Senior Vice President and Chief Financial Officer. Mr. Kalb served as Group Vice President, Chief Financial Officer and Chief Accounting Officer of Taro

Pharmaceutical Industries Ltd. from August 2014 to June 2016. Prior to that, Mr. Kalb was GVP, Interim CFO and CAO from November 2010 to August 2014 and GVP, Chief Financial Officer—U.S. and CAO from May 2010 to November 2010. Mr. Kalb joined Taro in June 2009 as VP, Chief Financial Officer—U.S. He has over twenty years of financial and accounting advisory experience. From June 2004 to June 2009, Mr. Kalb served as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years at Ernst & Young, LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group. Mr. Kalb received a Bachelor of Science in Accounting from the University at Albany, State University of New York. Mr. Kalb is a Certified Public Accountant.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than the compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Ordinary Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2016 were timely filed.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. The following information is presented as of March 31, 2017.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options or warrants that are exercisable within 60 days of March 31, 2017 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders:
None.

Current directors and named executive officers:
John F. Thero(3)	3,770,647	1.38
Lars G. Ekman, M.D., Ph.D.(4)	328,507	0.12
Kristine Peterson(5)	255,563	0.09
Jan van Heek(6)	265,766	0.10
Patrick J. O’Sullivan(7)	180,563	0.07
David Stack(8)	150,563	0.06
Joseph S. Zakrzewski(9)	2,422,277	0.89
Joseph T. Kennedy(10)	1,638,535	0.60
Steven B. Ketchum, Ph.D.(11)	1,364,559	0.50
Michael W. Kalb	—	0.00
All current directors and executive officers as a group (10 persons)	10,376,980	3.72

(1)	Represents Ordinary Shares, or Shares, held as of March 31, 2017, plus Shares that may be acquired upon exercise of options exercisable within 60 days of March 31, 2017.
(2)	Based on 270,695,420 Ordinary Shares outstanding as of March 31, 2017. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options exercisable within 60 days of March 31, 2017 held by such person and the non-exercise and non-conversion of all outstanding options held by all other persons.
(3)	Includes 1,081,467 Shares directly owned and 2,689,180 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(4)	Includes 40,000 Shares directly owned and 288,507 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(5)	Includes 255,563 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.

(6)	Includes 25,203 Shares and 240,563 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(7)	Includes 180,563 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(8)	Includes 150,563 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(9)	Includes 226,047 Shares directly owned and 2,196,230 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(10)	Includes 282,359 Shares directly owned and 1,356,176 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.
(11)	Includes 205,276 Shares directly owned and 1,159,283 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal year 2016 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers include our (i) principal executive officer; (ii) principal financial officer; (iii) former principal financial officer; and (iv) the only other executive officers other than our principal executive officer and principal financial officer who were serving as executive officers as of December 31, 2016. For the fiscal year ended December 31, 2016, our named executive officers were:

John F. Thero	President and Chief Executive Officer (principal executive officer)**
Joseph T. Kennedy	Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer
Steven B. Ketchum, Ph.D.	President of Research and Development, Senior Vice President
Michael W. Kalb	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)*
Michael J. Farrell	Former Vice President, Finance (former principal financial officer and former principal accounting officer)**

*	Mr. Kalb joined the Company as its Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer) effective June 30, 2016.
**	In connection with the end of Mr. Farrell’s employment with the Company in March 2016, Mr. Thero was appointed principal financial officer and principal accounting officer until Mr. Kalb joined the Company in June 2016.

2016 Operating Highlights

During 2016, we achieved significant commercial, legal, regulatory, clinical development and other milestones. In addition, the Company’s stock price exceeded the performance of its pre-defined peer group. As discussed more fully below, achievement of these objectives were considered by our Remuneration Committee in determining executive compensation for 2016.

Important 2016 performance considerations include:

•	Revenue Growth and Gross Margin Improvement: The Company recognized total revenue of $130.1 million for 2016, comprised of $129.0 million in net product revenue from U.S. sales of Vascepa® (icosapent ethyl) and $1.1 million in licensing revenue in connection with collaborations for the commercialization of Vascepa outside the United States. Both the total revenue and net product revenue for 2016 represent increases of 59% over 2015. Gross margin on product sales was 73% in 2016, versus 66% in 2015, driven by improvements in product-related costs.

•	Prescription Growth: The Company increased normalized prescriptions, based on data from Symphony Health Solutions and IMS Health, by approximately 50% or more for 2016 and for each of its quarters. Additionally, there are now more than 100,000 patients using Vascepa.

•

REDUCE-IT on Track: Five years of the six-year estimated duration cardiovascular outcomes study are now complete, the first pre-specified interim look was conducted without surprise and the study is progressing towards the onset of the target final primary major adverse cardiovascular event near the end of 2017. Patient enrollment in this outcome study was completed at 8,175 patients with all patients randomized on a 1:1 basis between the Vascepa-arm and placebo-arm of this blinded study. Cardiovascular risk, despite LDL-cholesterol management through statin therapy, remains high. REDUCE-IT is the first multi-national prospective cardiovascular outcomes study ever conducted to evaluate the effect of treating patients who despite statin use have elevated triglyceride levels with a therapy that significantly lowers triglycerides. REDUCE-IT is also the first cardiovascular outcomes study to test a high, 4-gram per day dose of a pure-EPA omega-3 product. REDUCE-IT results, assuming success, are intended to support significantly expanded promotion and use of Vascepa to treat at-risk patients to lower the rates of major adverse cardiovascular events. Tens of millions of people in the United States alone have elevated triglycerides.

•	New Chemical Entity. In May 2016, the U.S. Food and Drug Administration (FDA) agreed that Vascepa (icosapent ethyl) capsules were eligible for five-year, new chemical entity (NCE), marketing exclusivity pursuant to the Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic Act. This determination provides Vascepa with the benefits of NCE exclusivity afforded by statute.

•	Strengthened Balance Sheet and Improved Net Cash Flow: Through transactions in 2016 and early 2017, the Company reduced its debt burden from face value in exchangeable debt of $165 million to $30 million and moved the earliest scheduled put date for the remaining debt to 2022. The Company’s cash balance at December 31, 2016 was $98.3 million. On a pro forma basis, reflecting the aforementioned debt transaction in January 2017, the Company began 2017 with a cash balance of approximately $112 million. Net cash flow from operations, excluding costs for research and development, royalties and interest, improved to neutral for the last nine months of 2016. Overall, net cash burn for 2016 was improved over the Company’s net cash burn in 2015.

Additional consideration regarding 2016 performance included enhancement of the Company’s management team with the addition of experienced personnel in the roles of Chief Medical Officer and Chief Financial Officer; expanded managed care coverage in the United States for Vascepa; reaching agreement with the FDA supporting broadened promotion of Vascepa beyond its initially approved label; adding Biologix FZCo as a commercial partner for Vascepa in the Middle East and North Africa; supporting more than thirty scientific publications or poster presentations and receiving reaffirmed support of the FDA for the study design of REDUCE-IT through an amendment to the Special Protocol Assessment agreement.

The following chart highlights the growth of quarterly Vascepa revenue since commercial launch:

Compensation Philosophy and Objectives

Pay for Performance

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•	provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•	promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

CEO Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our chief executive officer in a manner that address the two fundamental objectives described above.

John F. Thero has served as our president and chief executive officer since January 2014. Before that, he served as our president and chief financial officer since November 2010 and before that as our chief financial officer since November 2009. Mr. Thero has over twenty-five years of executive level experience and, in the view of the Remuneration Committee, a strong record of accomplishment before and during his tenure at the Company.

Mr. Thero became chief executive officer in 2014 to stabilize and grow the Company following significant corporate setbacks emanating from a change in position by the FDA regarding requirements for approval of the ANCHOR indication as became evident in an FDA advisory committee meeting in late 2013, which meeting concluded with a vote against a significant proposed label expansion for Vascepa followed by the FDA rescinding the related ANCHOR study special protocol assessment agreement. Since becoming president and chief executive officer, Mr. Thero has played a critical role in selecting, retaining and motivating experienced personnel throughout the Company, repositioning the Company’s commercial strategy and tactics resulting in significant product revenue growth, expanding managed care coverage for Vascepa, entering into multiple strategic transactions, pursuing and achieving multiple remedies through favorable court decisions and achieved the 2016 operating highlights described above.

The Company’s stock performance during the one, two and three year periods ended December 31, 2016 favorably reflected the Company’s progress. During each of these periods, the Company’s stock price significantly outperformed both its peer group and the NASDAQ Biotechnology Index as a whole. Illustrated below is the performance of the Company’s stock for the one-year period ended December 31, 2016 compared to its peer group and the NASDAQ Biotechnology Index (AMRN +63.0%, Peer group -16.7%, NASDAQ Biotechnology Index -21.7%).

*	Peer group cumulative total return excludes performance of Aegerion Pharmaceuticals, Raptor Pharmaceuticals, Synta Pharmaceuticals and XenoPort, Inc. due to merger and acquisition activities completed during 2016.

In 2015, Mr. Thero’s cash compensation lagged behind the targeted 50th percentile of the Company’s peer group set by the Remuneration Committee. Specifically, during 2015, Mr. Thero’s base compensation of $520,000 per year was at approximately the 25th percentile of other CEOs in our peer group. Effective February 2016, Mr. Thero’s base compensation was adjusted to $580,300 per year which was at approximately the 50th percentile of other CEOs in our peer group.

Mr. Thero’s bonus potential has been tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals. For 2013, Mr. Thero was awarded no bonus following the failure of the FDA to approve the ANCHOR indication, a key corporate goal for that year. For 2016, 2015 and 2014, Mr. Thero was awarded 122%, 98% and 75% of his bonus target, respectively, based on achievement of corporate goals and pre-defined stretch goals. For 2016, Mr. Thero’s target bonus potential, which was 75% of his base compensation and at approximately the 75th percentile for other CEOs in our peer group, was tied to achievement of meaningful and challenging corporate goals established at the start of the year. The Remuneration Committee believes that Mr. Thero’s cash compensation is strongly aligned with corporate performance and the interests of our shareholders.

Moreover, a substantial portion of Mr. Thero’s compensation is in the form of equity incentive awards, which the Remuneration Committee believes further aligns Mr. Thero’s interests with those of our shareholders. The equity incentive awards are made in the form of stock options and restricted stock units, all subject to vesting requirements, and generally target between the 50th and 75th percentile of the Company’s peer group. The stock options vest over a four-year period. The vesting of certain of these options, in addition to vesting over a four-year period, is contingent upon achieving certain performance criteria established in 2015 relating to the achievement of pre-specified levels of 2016 and 2017 product revenue. The stock options realize value only if our stock price increases after the date of grant. The restricted stock units vest over a three- or four-year period or upon the achievement of specified performance criteria relating to successful results of the Company’s REDUCE-IT study and for achieving pre-defined metrics for becoming net cash flow positive from operations. The restricted stock units realize more value the better our stock price performs. In 2016, the Company achieved net product revenue of $129.0 million which resulted in the portion of Mr. Thero’s stock option vesting tied to 2016 product revenue being achieved with such stock options continuing to be subject to time-based vesting. The other performance-based milestones relate to Company performance objectives targeted for 2017 through 2020. As noted in the graph below, approximately 49% of Mr. Thero’s 2016 total compensation as reported in the Summary Compensation Table below relates to stock options and restricted stock units and 74% of his total target compensation is performance-based, in either the form of equity awards or incentive bonus:

In light of the Company’s performance since Mr. Thero became CEO in January 2014, the Company’s stock price performance in each of the past one, two and three year periods and his compensation during that same time period, the Remuneration Committee believes that the amount and nature of Mr. Thero’s compensation in 2016 and 2017 are strongly aligned with corporate performance and the interests of our shareholders.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as determines the policy for and scope of service agreements for the executive officers and termination payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•	the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Compensation Consultant

The Remuneration Committee retains the services of Radford, an AON Hewitt company, as independent external compensation consultants. The mandate of the consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with NASDAQ listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

Annually, at our general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Remuneration Committee believes that the most applicable period of time to assess the performance of the Company’s Chief Executive Officer is the period over which he has held this position, which commenced in January 2014, during which period of time the Company’s stock price significantly outperformed both its peer group and the NASDAQ Biotechnology Index as a whole. The Remuneration Committee also relies on advice from its compensation consultant, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company and its observations of executive officer performance to determine executive officer compensation.

At our last annual general meeting of shareholders in July 2016, the non-binding advisory vote of shareholders supported the compensation of our named executive officers as reported in our 2016 proxy statement by 61% of the votes cast at the meeting. These votes for and against the say-on-pay proposal have been and will continue to be considered by the Remuneration Committee in connection with the evaluation of executive compensation.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies used in determining compensation actions with respect to 2016 fiscal year compensation were selected by the Remuneration Committee with the support of Radford, which beginning in 2011 has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies for 2016 compensation evaluation were selected prior to the start of 2016 in consultation with Radford on the basis of their similarity to us in terms of competition for talent, their status as a commercial or near-commercial stage company, revenue level and other financial attributes, phase of products in development, research and development expenditures, employee number, and market capitalization. Radford also qualitatively evaluated each company based on business focus and corporate strategy.

The Remuneration Committee considered the foregoing analysis in selecting the following 17 publicly-traded peer companies for use in determining compensation actions in the 2016 fiscal year:

Aegerion Pharmaceuticals	Exelixis	Spectrum Pharmaceuticals
AMAG Pharmaceuticals	ImmunoGen	Synta Pharmaceuticals*
Arena Pharmaceuticals	Immunomedics	VIVUS
CTI BioPharma	Pernix Therapeutics Holdings	XenoPort, Inc.
DURECT Corporation*	Raptor Pharmaceuticals	Zogenix
Dynavax Technologies*	Repligen Corporation

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Radford Global Life Sciences Compensation Survey. For 2016 compensation decisions, the Radford survey group included 52 publicly traded biotechnology and pharmaceutical companies with between 70 and 600 employees, 14 of which were companies in our current peer group. Radford assessed Amarin’s 2016 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, Amarin’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies periodically to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

Separately, in its deliberations regarding the size of the increase in the maximum number of shares issuable under the Equity Incentive Plan, the Board, in consultation with Radford, determined that an increase in the Grant Pool as proposed by the Plan Amendment would place the Company in approximately the 50th percentile as compared to peer companies and the size of their respective equity grant pools and would otherwise comport with institutional shareholder recommendations. The Remuneration Committee, upon the advice of Radford, considers this pool allocation to be within market for similarly situated companies. It is not uncommon, however, for companies to be above the market median immediately following the approval of an increase in the equity grant pool as it is expected that the pool will revert back to the median over time. If the Plan Amendment is approved, the available Grant Pool and total Grant Pool would represent:

•	7.3% and 16.5%, respectively, of the Company’s capitalization, based on the aggregate of the Company’s outstanding ordinary shares as of April 14, 2017 and the applicable Grant Pool;

•	6.5% and 15.0%, respectively, of the Company’s capitalization, based on the aggregate of the Company’s outstanding ordinary shares, as of April 14, 2017, assuming the exchange of its outstanding Series A Preference Shares into ordinary shares, and the applicable Grant Pool (the Series A Preference Shares are non-voting but otherwise closely mirror the terms of the ordinary shares); and

•	6.4% and 14.7%, respectively, of the Company’s capitalization, based on the aggregate of the Company’s outstanding ordinary shares as of April 14, 2017, assuming the exchange of its outstanding Series A Preference Shares into ordinary shares and the exchange of its 3.5% exchangeable senior notes due 2047 into ordinary shares at the current applicable exchange rate, and the applicable Grant Pool, where the available Grant Pool excludes unexercised options (whether vested or unvested) and unvested RSUs (including deferred-delivery RSUs), and the total Grant Pool includes all such options and RSUs (including deferred-delivery RSUs).

If the Plan Amendment is not approved, the Company will have approximately 1.2 million shares available for issuance under the Equity Incentive Plan and stock options, RSUs and other equity grants under the Equity Incentive Plan representing approximately 32.4 million Shares. The Remuneration Committee, based on data from its compensation consultant, believes that the proposed size of the Grant Pool after the proposed expansion is consistent with peer companies. Based on data provided by its compensation consultant, option pools at peer companies range from 8.2% to 36.1% of ordinary shares with a median of 15.9%. The Remuneration Committee further believes that without expansion of the Grant Pool, the Company will have difficulty remaining competitive retaining and motivating existing employees and attracting, retaining and motivating additional employees, particularly the relatively large number of new employees which the Company estimates it should hire to expand promotion of Vascepa if the REDUCE-IT study is successful.

For purposes of compensation for 2017, the Remuneration Committee, with the advice of Radford, examined our 2016 peer group in light of our continued growth throughout 2016, the stage of our commercialization efforts, changes in our market capitalization, and changes in the size and status of comparative companies. With reference to these and other key business metrics, our peer group for use by the Remuneration Committee in determining compensation actions in 2017 is comprised of the following 18 companies:

AMAG Pharmaceuticals*	Exelixis*	Repligen Corporation*
Amicus Therapeutics	Halozyme Therapeutics	SciClone Pharmaceuticals
Arena Pharmaceuticals*	ImmunoGen*	Spectrum Pharmaceuticals*
Ariad Pharmaceuticals	Lexicon Pharmaceuticals	Sucampo Pharmaceuticals
Corcept Therapeutics	Merrimack Pharmaceuticals	Supernus Pharmaceuticals
Depomed	Pacira Pharmaceuticals	Vanda Pharmaceuticals

*	Included in prior-year peer group.

Implementation of Objectives

In fiscal 2016, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Incentive Bonus

•	Special Incentive Bonus Program

•	Equity Compensation

•	Employee Benefit Programs

In general, our Remuneration Committee aims to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options generally targeted the 50th percentile, with the ability to stretch to the 75th percentile based on achievement of performance goals set out under separate grants of performance-based stock options and restricted stock units.

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Remuneration Committee believes that the 50th percentile for base salaries is the minimum cash compensation level that will allow us to attract and retain highly skilled executives. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to attract and retain qualified executives and achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2016

In October 2015, the Remuneration Committee approved for 2016 an average salary increase of 3.5% for all employees other than in the cases of those executive officers identified below, each of whom received individually targeted salary increases. These increases were determined to take into consideration the rate of inflation and to approximate the estimated rate of compensation increase in the Company’s peer group. In the case of Mr. Thero, a salary of $580,300, effective February 1, 2016, was approved. This base salary was targeted at the 50th percentile for CEOs within our peer group. In the case of Mr. Kennedy, a salary of $433,500, effective February 1, 2016, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Mr. Kennedy’s extensive experience and significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts, several litigation matters and continued advancement of the Company’s intellectual property estate. In the case of Dr. Ketchum, a salary of $433,500, effective February 1, 2016, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Dr. Ketchum’s extensive experience and significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts and continued advancement of the Company’s REDUCE-IT cardiovascular outcomes trial. In the case of Mr. Kalb, he was offered a salary of $400,000, when he joined the Company in June 2016. This base salary was targeted at the 50th percentile for CFOs within our peer group.

Cash Incentive Awards

The Company also provides executive officers with the opportunity to earn annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (MICP), under which the Remuneration Committee each year determines corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on realistic goals intended to create value for shareholders;

(ii)	encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for management to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated using a goals-based formula. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan. The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals and for no portion of his annual incentive bonus to be determined based on individual performance goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility.

Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal 2016, the bonus potential for our executive officers as a percentage of base salary ranged from 75% for our President and CEO, 45% for our Executive Vice President, 40% for our Senior Vice Presidents, 30% for our Vice Presidents, and 15% for our Directors/Managers. All of the bonus potential for our President and CEO was tied to the 2016 corporate goals.

Fiscal 2016 Annual Bonus Incentive

Upon completion of fiscal 2016, the Remuneration Committee assessed the Company’s overall performance against the achievement of corporate and individual performance goals established in 2016.

Set forth below are the corporate goals that were considered by the Remuneration Committee in assessing overall performance for the 2016 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s assessment of achievement for each goal.

2016 Corporate Goals

Commercial (40%): These goals established target performance for the Company regarding the commercialization of Vascepa for the FDA-approved MARINE indication. The specific goals were as follows:

•	Revenues: Achieve net revenue target of $117.0 million (compared to $81.0 million in reported net revenues in 2015)

•	Compliance: No lost claim due to untruthful or misleading statements to healthcare professionals

REDUCE-IT (30%): These goals established target performance for the Company regarding the REDUCE-IT cardiovascular outcomes trial. The specific goals were as follows:

•	Statistical Analysis Plan (SAP): Complete SAP and secured related SAP amendment

•	Interim Look: Establish and follow clear decision guidelines and complete 60% interim look

•	Patient Compliance on Vascepa in Study: Maintain target compliance rates of protocol-specified capsule consumption

International (10%): These goals established target performance for the Company regarding business development matters outside the United States. The specific goals were as follows:

•	Ex-US Partnership: Complete at least one substantial partnership for Vascepa outside the United States

Supply (10%): These goals established target performance for the Company regarding the commercial supply. The specific goals were as follows:

•	Qualified Suppliers: Purchase all inventory needed for Operating Plan at average price lower than 2015 purchases

•	Gross Margin: Achieve target gross margin per 2016 Operating Plan*

Financial and Public Relations / Investor Relations (10%): These goals established target performance for the Company regarding the operational finance performance and with respect to public and investor relations matters. The specific goals were as follows:

•	Cash Outflow from Operations: Not to exceed target per 2016 Operating Plan*

•	Cash Flow Positive from Operations, Excluding R&D, Royalty and Interest: Achieve in late 2016

•	Stock Price: Exceed peer group performance

•	Financing: Complete actions necessary to ensure the Company is adequately financed

Pre-Specified “Stretch” Goals: The specific goals were as follows:

•	Exceed net product revenue target of $117.0 million by at least 5% (with acceleration of bonus opportunity for such achievement)

•	REDUCE-IT stopped early for overwhelming success

*	The above-described metrics tied to the 2016 Operating Plan include highly sensitive data including gross margin targets, expense targets and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

In reviewing the Company’s performance against the pre-specified corporate goals set by the Remuneration Committee as described above, the Remuneration Committee determined the goals were achieved as follows: (i) that each of the commercial goals were achieved at the 100% level, resulting in a weighted score of 40% for this component of the corporate goals; (ii) that each of the REDUCE-IT goals were achieved at the 100% level, resulting in a combined weighted score of 30% for this component of the corporate goals; (iii) that the international goal was achieved at the 75% level, resulting in a weighted score of 7% for this component of the corporate goals; (iv) that each of the supply goals were achieved at the 100% level, resulting in a combined weighted score of 10% for this component of the corporate goals; and (v) that each of the financial and public relations/investor relations goals were achieved at the 100% level, resulting in a combined weighted score of 10% for this component of the corporate goals. In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at the 97% level. In addition, the Remuneration Committee determined that the pre-defined net revenue stretch goal was achieved at the 25% level and that the REDUCE-IT early termination stretch goal was not achieved, resulting in a total score of 122%. The Remuneration Committee ultimately determined that the corporate goals were achieved at the 122% level on this basis. The Remuneration Committee also considered Company accomplishments during 2016 that were not reflected in the pre-defined corporate goals, including the Company’s completion of an agreement with FDA concerning the First Amendment litigation and successful completion of the equity financing and debt restructuring transactions during 2016. The Remuneration Committee concluded that 122% was the appropriate level overall, without any further adjustment upward for these added accomplishments, as the 122% level would result in Company executives receiving cash bonus payments at the 75th percentile for officers of similar position within our peer group which the Remuneration Committee deemed appropriate based on the Company’s 2016 performance, including stock price performance which was above the 90th percentile of peer company performance in 2016.

Individual Performance-Based Cash Bonus Awards

John F. Thero, President and Chief Executive Officer (principal executive officer)

The Remuneration Committee calculated Mr. Thero’s 2016 MICP bonus to be $530,974. The cash bonus award was based entirely on the Company’s achievement of the corporate goals as described above. Mr. Thero was awarded a special incentive bonus for fiscal 2015 related to the expanded promotion of Vascepa and attainment of NCE regulatory exclusivity, but was not awarded a special incentive bonus for fiscal 2016, resulting in lower total non-equity incentive compensation paid to Mr. Thero for fiscal 2016.

Joseph T. Kennedy, Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer

For Mr. Kennedy, individual performance goals for fiscal 2016 were focused on the areas outlined below:

Litigation: 20%

•	Securities litigation: Manage and secure dismissal (if a decision made in 2016) or an orderly path to resolution

•	Intellectual Property: Enforce intellectual property rights against third parties

•	NCE litigation: Advance litigation; evaluate appeal if applicable

FDA Matters: 10%

•	First Amendment litigation: If not yet resolved, take necessary steps to secure appropriate promotion of ANCHOR data

•	Non-Rx: With Medical and Marketing, create and implement a strategy to support patient care by separating prescription omega-3s from supplements

SEC Compliance / Investor Relations: 10%

•	Statutory: Ensure timely filing of SEC filings and compliance of public disclosures with applicable law

•	IR: Provide timely and constructive advice on investor relations issues while helping to ensure accurate disclosures consistent with industry practice

General Corporate: 15%

•	Operation support: Provide timely value-adding legal advice to support all company functions, including regulatory, managed care, sales and marketing, manufacturing, human resources, and general corporate matters

•	Minutes: Complete committee minutes on a timely basis, conduct orderly annual meeting

•	Documentation: Oversee legal systems to help manage risks affecting the company and ensure access to key information as needed, including disaster recovery and long-term staff turnover considerations

Pharmaceutical Industry Compliance: 10%

•	Oversight: Oversee comprehensive corporate compliance program, including policies, training, monitoring, and auditing of pharmaceutical compliance related functions

•	Reporting: Oversee Sunshine Act compliance reporting system and make reports when due

•	Industry: Advise Company on pharmaceutical industry compliance matters

Intellectual Property and Hatch-Waxman Exclusivity: 20%

•	Patents: Obtain and defend robust patent coverage for Company products consistent with Company plan

•	ANDA litigation: Manage litigation and regulatory strategy to protect Vascepa exclusivity

Strategic Development and Financing: 15%

•	Partnering: Close at least one ex-US partnership (subject to deal reaching term sheet stage)

•	Financing: Help close financing transaction, if necessary, to achieve corporate cash goal

Under the Company’s MICP, 75% of Mr. Kennedy’s bonus for 2016 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2016 corporate goals at the 122% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee determined that Mr. Kennedy had fully achieved all of his individual goals.

The Remuneration Committee calculated Mr. Kennedy’s 2016 MICP bonus to be $240,000. The calculation was based on 75% weight given to the 122% achievement of 2016 corporate goals and 25% weight given to the 100% achievement of Mr. Kennedy’s individual goals, resulting in a cumulative amount equal to 116.5% of his target bonus amount. The Remuneration Committee then exercised its discretion and adjusted Mr. Kennedy’s bonus amount upward to a total of $240,000 in recognition of Mr. Kennedy’s extraordinary individual contributions to the Company during 2016, including reaching agreement with the FDA allowing broader promotion of Vascepa pursuant to successful First Amendment litigation and securing NCE regulatory exclusivity for Vascepa and helping facilitate dismissal by the FDA of prior Vascepa-related ANDA submissions. In recognition of Mr. Kennedy’s initiative in Amarin’s First Amendment litigation, and its outcome, Financial Times recognized Amarin with a standout legal innovator award in its 2016 North America Most Innovative Lawyers honors, “Changing and Influencing Regulation” category. Mr. Kennedy was thus awarded a bonus representing 123% of his target bonus for 2016. Mr. Kennedy was awarded a special incentive bonus for fiscal 2015 related to the expanded promotion of Vascepa and attainment of NCE regulatory exclusivity, but was not awarded a special incentive bonus for fiscal 2016, resulting in lower total non-equity incentive compensation paid to Mr. Kennedy for fiscal 2016.

Steven B. Ketchum, Ph.D., President of Research and Development, Senior Vice President

For Dr. Ketchum, individual performance goals for fiscal 2016 were focused on the areas outlined below:

REDUCE-IT: 70%

•	Statistical analysis plans (SAPs): Complete overall/interim SAPs and secure related SPA amendment

•	Endpoint adjudication: Achieve a specified median number of days from event onset to adjudication date for all events with onset in 2015-2016

•	Data quality: Resolve data queries prior to data cutoff for the interim look by the DMC

•	Interim look: Finalize decision guidelines for reference by independent DMC, and complete pre-specified interim analysis by DMC

•	Patient compliance: Maintain target compliance rates of protocol-specified capsule consumption

•	Patient retention: Achieve target rate of withdraw from study and number of randomized patients to be off-drug-in-study

Additional Clinical & Non-Clinical Initiatives: 15%

•	Research and Clinical initiatives: Conduct research in support of the Company’s objectives.

•	Clinical supplies: Ensure uninterrupted trial materials for REDUCE-IT and other approved studies

Regulatory & Quality Control: 15%

•	International partnerships: Support partner-driven clinical trial and/or marketing applications in ex-US territories, and provide due diligence support for any new partnership(s)

•	REDUCE-IT audits: Complete clinical site audits and study vendor audits, with prompt remediation of any relevant issues

•	Safety compliance: Submit all post-marketing, REDUCE-IT, and other reports in compliance with SOPs

Under the Company’s MICP, 75% of Dr. Ketchum’s bonus for 2016 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2016 corporate goals based at the 122% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had achieved the REDUCE-IT goals at the 90% level and fully achieved the rest of his individual performance goals.

The Remuneration Committee calculated Dr. Ketchum’s 2016 MICP bonus to be $199,022. The calculation was based on 75% weight given to the 122% achievement of 2016 corporate goals and 25% weight given to the 93% achievement of Dr. Ketchum’s individual goals. Dr. Ketchum was thus awarded a bonus representing 115% of his target bonus for 2016. Dr. Ketchum was awarded a special incentive bonus for fiscal 2015 related to the expanded promotion of Vascepa, but was not awarded a special incentive bonus for fiscal 2016, resulting in lower total non-equity incentive compensation paid to Dr. Ketchum for fiscal 2016.

Michael W. Kalb, Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

For Mr. Kalb, individual performance goals for fiscal 2016 were focused on the areas outlined below as:

Financial Reporting & Budgeting: 40%

•	Manage cash balance such that it is equal to or greater than targets in 2016 Operating Plan

•	Timely complete and file all required SEC and foreign statutory filings including completion of related financial statement audits

•	Timely file all domestic and international tax returns

•	Maintain tax compliance and professional fees for routine items to within 5% of such costs from the prior year

Internal Controls: 10%

•	Ensure no material control weaknesses from 2016 compliance testing or from 2015 compliance testing completed in 2016

Financing & Strategic Matters: 20%

•	Financing: Subject to Board approval, as needed, support diligence, fund raising efforts and other strategic initiatives to ensure that the Company is adequately financed

•	Support legal in assessing corporate structure and tax jurisdictions, make recommendations and take a lead role in implementing any approved change

Operations & IT Systems: 10%

•	Maintain routine information technology expenses to within 5% of budget

•	Support sales force and corporate with 90% + positive help desk rating based in survey system to be implemented

Investor Relations: 20%

•	Oversee and direct all financial and corporate communications by developing, managing and controlling the message platform and information flow

•	Execute strategic IR communications plan; update tactical portion of plan quarterly and strategic elements of plan at least once annually

Under the Company’s MICP, 75% of Mr. Kalb’s bonus for 2016 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2016 corporate goals based at the 122% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Kalb had achieved all of his individual goals.

The Remuneration Committee calculated Mr. Kalb’s 2016 MICP bonus to be $93,200. The calculation was based on 75% weight given to the 122% achievement of 2016 corporate goals and 25% weight given to the 100% achievement of Mr. Kalb’s individual goals, then pro-rated for service during 2016. Mr. Kalb was thus awarded a bonus representing 117% of his pro-rated target bonus for 2016.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved. In 2015, the Remuneration Committee approved the achievement and payout of a special incentive bonus program for each of Mr. Thero, Dr. Ketchum and Mr. Kennedy for achievement of a pre-defined performance goal related to the Company’s expanded ability to market Vascepa. No award was made under this special incentive bonus program in 2016.

In January 2016, the Remuneration Committee approved and implemented a special long-term incentive bonus program for Mr. Kennedy. Under this program, Mr. Kennedy will be eligible to receive a one-time, cash bonus payment in the amount of (i) $100,000 upon the achievement of a pre-specified goal tied to progress on an initiative related to activities affecting the competitive positioning of Vascepa and (ii) $200,000 upon the completion of such initiative. Mr. Kennedy must be continuously employed by the Company through the date of the payment date in order to be eligible to receive the special bonus payment, provided that if he is terminated by the Company without cause prior to the achievement of any such milestone or any such payment date he shall also remain eligible to receive such payment. No bonus amount was awarded to Mr. Kennedy under this program in 2016.

Michael Farrell, Former Vice President, Finance

Mr. Farrell resigned from the Company effective March 2016 and, accordingly, did not receive any cash incentive bonus for 2016.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options and restricted stock units. The Remuneration Committee grants stock options and restricted stock units to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals. In light of these goals, we also believe that approval by our shareholders of the Plan Amendment and the ESPP are both necessary to enable us to continue to provide incentives for our employees, directors and other service providers, including additional employees we plan to hire, particularly in light of the potential success of the REDUCE-IT trial and our other long-range plans.

In considering annual equity awards for our executive officers in 2016, our Remuneration Committee aimed to grant equity at a level targeted between the 50th and 75th percentile of the Company’s peer group. Equity awards in 2016 were comprised of a mix of time-based stock options (vesting over a four-year period) and time-based restricted stock unit awards (vesting over a three-year period). Equity awards in 2016 were granted with a view towards both retaining and incentivizing our executives in future periods.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options will be awarded at fair market value and calculated based on our closing market price on the applicable grant date. All stock options will an exercise price equal to the fair market value of our ordinary shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Equity Grants Awarded in Fiscal 2016

The grant date fair values of the equity awards granted to executive officers for the 2016 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2016 are reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under FASB ASC 718 and reflected further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance which can vary significantly from these historical variable assumption based valuation estimates. Because the actual value is based on stock performance, the Remuneration Committee believes that the equity awards granted create added and important alignment of management with our other shareholders regarding our long-term growth.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our executive officers participate in the same employee benefit plans as other employees in the Company.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service, which are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board of Directors. We recognized $0.5 million of related compensation expense for the year ended December 31, 2016.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but does not necessarily limit compensation to amounts deductible under Section 162(m).

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation.

Timing of Compensation Actions

Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers, including the named executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares beneficially owned or issuable upon the settlement of restricted stock or restricted stock units, and unvested deferred stock units. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units, except unvested deferred stock units. Executive officers have five years from the date of the policy adoption in March 2013 or later commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation improperly received. The Remuneration Committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act. The Company has not had an accounting restatement.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2016.

Submitted by the Remuneration Committee of the Board of Directors

David Stack (Chairman)

Jan van Heek

Kristine Peterson

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Total ($)
John F. Thero	2016	575,275	—	504,000	561,689	530,974	2,171,938
President and Chief Executive Officer, Assistant Secretary	2015	518,333	6,760	8,621,850	2,995,049	631,240	12,773,232
	2014	500,000	—	1,037,340	988,403	243,750	2,769,493

Joseph T. Kennedy	2016	432,542	12,685	112,000	127,656	227,315	912,198
Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer	2015	419,554	53,436	3,321,469	1,796,046	486,564	6,077,069
	2014	400,917	—	345,780	329,468	125,473	1,201,638

Steven B. Ketchum, Ph.D.	2016	432,542	—	112,000	127,656	199,022	871,220
President of Research and Development, Senior Vice President	2015	419,554	18,940	1,183,969	1,604,732	311,626	3,538,821
	2014	404,750	—	345,780	329,468	118,592	1,198,590

Michael W. Kalb(5)	2016	200,000	—	—	978,489	93,200	1,271,689
Senior Vice President and Chief Financial Officer	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—

Michael J. Farrell	2016	50,413	—	49,000	56,169	—	155,582
Former Vice President, Finance(6)	2015	235,167	5,332	482,115	342,384	69,323	1,134,321
	2014	212,500	—	39,780	70,775	28,219	351,274

(1)	“Bonus” summarized in the table consists entirely of discretionary cash bonuses.
(2)	This column reflects the aggregate grant date fair value, representing the market value of the Company’s ADSs on the date of grant, of time- and milestone-based vesting restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, assuming achievement of all vesting conditions.
(3)	This column reflects the aggregate grant date fair value of time- and milestone-based stock option awards granted in each year calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures, assuming achievement of all vesting conditions. Assumptions used in the calculations for these amounts are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017.
(4)	This column reflects payments made under the Management Incentive Compensation Plan and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Compensation Discussion and Analysis” for further information regarding the performance measures.
(5)	Mr. Kalb joined the Company effective June 30, 2016. His annualized base salary for 2016 was $400,000.
(6)	Mr. Farrell resigned from the Company effective March 2016. His annualized base salary for 2016 was $245,300.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the Management Incentive Compensation Plan, are described more fully under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal year 2016:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
John F. Thero	2/1/2016	550,000	(2)	1.40	561,689
Joseph T. Kennedy	2/1/2016	125,000	(2)	1.40	127,656
Steven B. Ketchum, Ph.D.	2/1/2016	125,000	(2)	1.40	127,656
Michael W. Kalb	7/1/2016	625,000	(3)	2.19	978,489
Michael J. Farrell(4)	2/1/2016	55,000	(2)	1.40	56,169

(1)	This column reflects the aggregate fair value of equity awards granted in 2016 as of the grant date for each such award, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017.
(2)	These options vest monthly over 48 months beginning on February 29, 2016.
(3)	Twenty-five percent (25%) of the shares underlying the option vest on July 1, 2017, and the remaining 75% of the shares vest monthly over 36 months beginning on August 1, 2017.
(4)	Mr. Farrell resigned from the Company effective March 2016. As of his resignation date, options to purchase 1,146 shares valued at $1,170 had vested and all remaining unvested options were immediately forfeited.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards to the named executive officers during fiscal year 2016:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
John F. Thero	2/1/2016	360,000	(2)	504,000
Joseph T. Kennedy	2/1/2016	80,000	(2)	112,000
Steven B. Ketchum, Ph.D.	2/1/2016	80,000	(2)	112,000
Michael W. Kalb	—	—		—
Michael J. Farrell(3)	2/1/2016	35,000	(2)	49,000

(1)	This column reflects the aggregate grant date fair value, representing the market value of the Company’s ADSs on the date of grant, of restricted stock unit awards granted in 2016 calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.
(2)	These restricted stock unit awards vest in three equal annual installments on each of January 31, 2017, January 31, 2018 and January 31, 2019.
(3)	Mr. Farrell resigned from the Company effective March 2016, at which time the entire restricted stock unit award was immediately forfeited.

The following table sets forth certain information regarding grants of non-equity plan-based incentive bonus awards to the named executive officers during fiscal year 2016:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
	Grant Date	Target ($)		Maximum ($)
John F. Thero	—	435,225	(1)	870,450	(1)
Joseph T. Kennedy	—	195,075	(1)	341,381	(1)
	1/27/2016	100,000	(2)	200,000	(2)
Steven B. Ketchum, Ph.D.	—	173,400	(1)	303,450	(1)
Michael W. Kalb	—	80,000	(1)	140,000	(1)
Michael J. Farrell(3)	—	73,590	(1)	128,783	(1)

(1)	The amounts in the “Threshold,” “Target” and “Maximum” columns reflect the potential payouts under the 2016 annual bonus incentive MICP. For Mr. Kalb the amounts are pro-rated to reflect the number of days employed during the fiscal year. Actual bonuses awarded to the individuals were based on achievement of objectives, as discussed in the “Executive Compensation Discussion and Analysis” section above.
(2)	The amounts in the “Target” and “Maximum” columns reflect the range of and alternative potential payouts under the competitive positioning of Vascepa special incentive bonus program.
(3)	Mr. Farrell resigned from the Company effective March 2016 and is therefore ineligible to receive a cash incentive bonus for 2016.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of RSUs in fiscal year 2016 as well as the value realized at that time. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the grant prices, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Thero	—	—	579,500	957,620
Joseph T. Kennedy	—	—	331,188	691,954
Steven B. Ketchum, Ph.D.	—	—	117,438	159,716
Michael W. Kalb	—	—	—	—
Michael J. Farrell	18,960	8,911	29,250	39,780

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding stock option awards at December 31, 2016 for our named executive officers.

	Option Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
John F. Thero	407,611	—		—		1.35	12/21/2019
	750,000	—		—		3.40	11/10/2020
	83,230	—		—		8.86	2/1/2022
	52,500	—		—		8.10	1/2/2023
	455,625	151,875	(1)	—		2.04	1/8/2024
	191,667	208,333	(2)	—		1.02	2/2/2025
	225,000	375,000	(3)	—		2.50	7/6/2025
	150,002	249,998	(4)	—		2.50	7/6/2025
	—	—		400,000	(5)	2.50	7/6/2025
	126,042	423,958	(6)	—		1.40	2/1/2026
Joseph T. Kennedy	600,000	—		—		6.35	12/16/2021
	62,500	—		—		8.86	2/1/2022
	33,750	—		—		8.10	1/2/2023
	151,875	50,625	(1)	—		2.04	1/8/2024
	44,922	48,828	(2)	—		1.02	2/2/2025
	337,500	562,500	(3)	—		2.50	7/6/2025
	28,646	96,354	(6)	—		1.40	2/1/2026
Steven B. Ketchum	600,000	—		—		8.77	3/1/2022
	33,750	—		—		8.10	1/2/2023
	151,875	50,625	(1)	—		2.04	1/8/2024
	44,922	48,828	(2)	—		1.02	2/2/2025
	75,002	124,998	(3)	—		2.50	7/6/2025
	67,500	112,500	(4)	—		2.50	7/6/2025
	67,500	112,500	(4)	—		2.50	7/6/2025
	—	—		240,000	(5)	2.50	7/6/2025
	28,646	96,354	(6)	—		1.40	2/1/2026
Michael W. Kalb	—	625,000	(7)	—		2.19	7/1/2026
Michael J. Farrell	13,336	—	(8)	—		5.46	8/1/2023
	23,564	—	(8)	—		2.04	1/8/2024
	25,000	—	(8)	—		2.50	7/6/2025
	1,146	—	(8)	—		1.40	2/1/2026

(1)	The shares underlying these stock options vest monthly over 48 months beginning January 31, 2014.
(2)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2015.
(3)	The shares underlying these stock options vest monthly over 48 months beginning July 31, 2015.
(4)	The shares underlying these stock options vest monthly over 48 months beginning July 31, 2015 and relate to grants with certain financial and clinical performance milestones that were achieved during fiscal year 2016. Upon achievement of the milestones, the options that had vested monthly without regard to the requirement for achievement of the milestones and had been previously deferred until achievement became exercisable. Such grants will continue to vest monthly until fully vested.

(5)	The shares underlying these stock options vest monthly over 48 months beginning on July 31, 2015, but are deferred unless and until, and are subject to the achievement of, certain financial and clinical performance milestones are achieved, such that upon the achievement of each individual milestone, the shares underlying the options for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter.
(6)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2016.
(7)	Twenty-five percent (25%) of the shares underlying these stock options vest on June 30, 2017, and the remaining 75% of the options vest ratably over the next 36 months.
(8)	Mr. Farrell resigned from the Company effective March 2016, at which time all unvested stock options were immediately forfeited. Any remaining unexercised options were forfeited upon the one-year anniversary of his resignation date.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2016 for our named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John F. Thero	169,500	(2)	522,060	—		—
	520,000	(3)	1,601,600	—		—
	375,000	(4)	1,155,000	—		—
	360,000	(5)	1,108,800	—		—
	—		—	1,265,250	(6)	3,896,970
	—		—	1,265,250	(6)	3,896,970
Joseph T. Kennedy	56,500	(2)	174,020	—		—
	121,875	(3)	375,375	—		—
	471,874	(4)	1,453,372	—		—
	62,500	(7)	192,500	—		—
	80,000	(5)	246,400	—		—
	—		—	199,500	(6)	614,460
	—		—	199,500	(6)	614,460
Steven B. Ketchum, Ph.D.	56,500	(2)	174,020	—		—
	121,875	(3)	375,375	—		—
	80,000	(5)	246,400	—		—
	—		—	199,500	(6)	614,460
	—		—	199,500	(6)	614,460
Michael W. Kalb	—		—	—		—
Michael J. Farrell (8)	—		—	—		—

(1)	The market value of the restricted stock unit awards represents the product of the closing price of Amarin stock as of December 30, 2016, the last trading day of the year, which was $3.08, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.
(2)	These restricted stock unit awards vest in equal installments over three years, commencing January 31, 2015. Amount unvested at December 31, 2016 represents the third and final vesting tranche.
(3)	These restricted stock unit awards vest in equal installments over three years, commencing January 31, 2016. Amount unvested at December 31, 2016 represents the remaining two vesting tranches.

(4)	These restricted stock unit awards vest in sixteen equal quarterly installments, commencing September 30, 2015. Amount unvested at December 31, 2016 represents the remaining ten vesting tranches.
(5)	These restricted stock unit awards vest in equal installments over three years, commencing January 31, 2017.
(6)	These restricted stock unit awards vest upon achievement of certain financial and clinical performance goals. To date, none of the specified criteria have been achieved.
(7)	These restricted stock unit awards vest in sixteen equal quarterly installments on the last day of each quarter, commencing upon achievement of certain legal performance criteria in October 2015. Amount unvested at December 31, 2016 represents the remaining ten vesting tranches.
(8)	Mr. Farrell resigned from the Company effective March 2016, at which time all unvested restricted stock unit awards were immediately forfeited.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2016.

Nonqualified Deferred Compensation

During fiscal year 2016, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our current named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the “Compensation Discussion and Analysis.” In addition, these agreements provide for severance payments and benefits upon a termination of employment under certain circumstances, as described below

John F. Thero

In the event that Mr. Thero’s employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; and twelve (12) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Thero’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for eighteen (18) months; continuation of group health plan benefits for up to eighteen (18) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Joseph T. Kennedy

In the event that Mr. Kennedy’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Kennedy’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Steven B. Ketchum, Ph.D.

In the event that Dr. Ketchum’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Dr. Ketchum’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Michael W. Kalb

In the event that Mr. Kalb’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, in the event that Mr. Kalb is terminated without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Michael J. Farrell

In the event that Mr. Farrell’s employment was terminated by the Company without cause or he resigned for good reason, in either case, within twenty-four (24) months following a change of control, he would have been be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Farrell as in effect on the date of termination; and 100% acceleration of vesting on all outstanding equity incentive awards. Consistent with disclosure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 25, 2016, Mr. Farrell resigned from the Company in March 2016. Mr. Farrell did not receive any severance payments or benefits in connection with his resignation.

Potential Payments upon Change of Control Termination

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated without cause or for good reason within twenty-four (24) moths of a change of control and such termination occurred on December 30, 2016, the last business day of fiscal year 2016.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	870,450	435,225	1,893,864	12,181,400	25,500	15,406,439
Joseph T. Kennedy	433,500	195,075	641,360	3,670,587	24,000	4,964,522
Steven B. Ketchum, Ph.D.	433,500	173,400	657,309	2,024,715	24,000	3,312,924
Michael W. Kalb	400,000	80,000	556,250	—	24,000	1,060,250
Michael J. Farrell(3)	—	—	—	—	—	—

(1)	The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 30, 2016 ($3.08), multiplied by the number of shares that would have been accelerated upon a termination occurring on December 30, 2016.
(2)	The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 30, 2016 ($3.08) multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 30, 2016.
(3)	Mr. Farrell resigned from the Company effective March 2016 and was therefore ineligible to receive severance payments as of December 30, 2016. Mr. Farrell did not receive any severance payments and benefits in connection with his resignation.

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated by the Company without cause (and, in the case of Mr. Thero, he resigned for good reason) other than within twenty-four (24) months following change of control and assuming such termination occurred on December 30, 2016, the last business day of fiscal year 2016.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Time-Based RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	580,300	—	739,949	2,154,460	17,000	3,491,709
Joseph T. Kennedy	216,750	—	141,972	773,015	12,000	1,143,737
Steven B. Ketchum, Ph.D.	216,750	—	117,322	443,843	12,000	789,915
Michael W. Kalb	200,000	—	139,063	—	12,000	351,063
Michael J. Farrell(3)	—	—	—	—	—	—

(1)	The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 30, 2016 ($3.08), multiplied by the number of shares that would have been accelerated upon termination.
(2)	The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 30, 2016 ($3.08) multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.
(3)	Mr. Farrell resigned from the Company effective March 2016 and was therefore ineligible to receive severance payments as of December 30, 2016. Mr. Farrell did not receive any severance payments and benefits in connection with his resignation.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved an amended non-employee director compensation program effective December 10, 2012, as amended on May 20, 2013 and March 11, 2014. The amended non-employee director compensation program was intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal year 2016 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman*	95,000
All non-employee directors	55,000

Annual Chairman Retainer Fees:**
Audit Committee Chairman	20,000
Remuneration Committee Chairman	15,000
Nominating and Corporate Governance Committee Chairman	10,000

Annual Committee Member Retainer Fees:**
Audit Committee	10,000
Remuneration Committee	7,500
Nominating and Corporate Governance Committee	5,000

*	Effective January 1, 2014.
**	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within thirty days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADR ordinary shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on NASDAQ on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per ordinary share).

In addition, upon their initial appointment or re-election to the Board, non-employee directors receive equity awards with a grant date fair value of $135,000, split equally in value between option awards and restricted stock units. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment or re-election, as the case may be, and the exercise price of any option award is equal to the closing market price on NASDAQ of the ADSs representing the Company’s Ordinary Shares on such date. In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $90,000, split equally in value between option awards and DSUs. Such option awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) will be eligible to receive an annual equity award with a grant date fair value of $20,000, split equally in value between option awards and DSUs. Such awards will have a grant date and exercise price identical to other annual equity awards.

All equity awards will be made pursuant to the terms of the Company’s Equity Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Equity Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On July 11, 2016, the Company awarded options representing the right to purchase 28,847 ordinary shares and 20,548 DSUs to each of Dr. Healy, Mr. O’Sullivan, Ms. Peterson, Mr. Stack, Mr. Zakrzewski and Mr. van Heek in connection with their service on the Board. The options vest in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2017 annual general meeting of shareholders, while the DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the grant date or the annual general meeting of shareholders in such anniversary year, commencing in 2017. The total grant-date fair value of each of these awards is $45,008 and $45,000, respectively, based on a closing price of $2.19 on NASDAQ of the ADSs representing the Company’s Ordinary Shares on the date of grant.

In addition, on July 11, 2016, the Company awarded an option to purchase 35,258 ordinary shares and 25,115 DSUs to Dr. Ekman in connection with his service on the Board and as Non-Executive Chairman of the Board. The option vests in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2017 annual general meeting of shareholders, while the DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year, commencing in 2017. The total grant-date fair value of these awards is $55,011 and $55,002, respectively, based on a closing price of $2.19 on NASDAQ of the ADSs representing the Company’s ordinary shares on the date of grant.

Director Compensation Table

The following table shows the compensation paid in fiscal year 2016 to the Company’s non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Lars G. Ekman, M.D., Ph.D.	100,000	55,002	55,011	210,013
Joseph S. Zakrzewski	55,000	45,000	45,008	145,008
James I. Healy, M.D., Ph.D.(3)	67,717	45,000	45,008	157,725
Patrick J. O’Sullivan	75,000	45,000	45,008	165,008
Kristine Peterson	70,000	45,000	45,008	160,008
David Stack	62,500	45,000	45,008	152,508
Jan van Heek	82,500	45,000	45,008	172,508

(1)	The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.
(2)	The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017.

(3)	As previously reported in Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2016, Dr. Healy resigned from the Company’s Board and all committees on which he served effective December 20, 2016.

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of ordinary shares owned beneficially (other than unvested restricted stock), ordinary shares issued upon the settlement of restricted stock units, and DSUs that have vested. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or vesting of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s non-employee directors have satisfied these ownership guidelines, or have time to do so.

The following table shows the amount of vested and unexercised stock options, unvested stock unit awards and vested stock awards subject to deferred delivery as of December 31, 2016.

	Unexercised Vested Stock Options	Unvested Stock Awards	Vested but Deferred Stock Awards
Joseph S. Zakrzewski	2,161,597	55,548	47,500
David Stack	115,930	55,548	56,500
Jan van Heek	205,930	55,548	56,500
Kristine Peterson	220,930	55,548	56,500
Lars G. Ekman, M.D., Ph.D.	247,463	61,897	64,066
Patrick J. O’Sullivan	145,930	55,548	56,500

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Audit Committee of the Board of Directors

Jan van Heek (Chairman)

Kristine Peterson

Patrick J. O’Sullivan

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, shareholder proposals intended to be included in the 2018 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than December 22, 2017, or otherwise as permitted by applicable law; provided, however, that if the 2018 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2017 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2018 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the Companies Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2018 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

DELIVERY OF PROXY MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

ANNEX A

AMARIN CORPORATION PLC

AMENDMENT NO. 6 TO

2011 STOCK INCENTIVE PLAN

The Amarin Corporation plc 2011 Stock Incentive Plan (the “Plan”) is hereby amended by the Board of Directors and shareholders of Amarin Corporation plc as follows:

Section 4(a) of the Plan is hereby amended to increase the total number of Shares available for issuance under the Plan shall be increased by 20,000,000 shares, such that Section 4(a) of the Plan, as so amended, shall read in its entirety as follows:

Section 4. Shares Available for Awards

(a)	Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the number of Shares in respect of which Awards may be made under this Plan on any day shall not exceed the sum of (i) 51,500,000 Shares, (ii) 3,074,680 Shares (being Shares that remained available for grants under the Company’s existing 2002 Stock Option Plan (the “2002 Plan”) as of July 12, 2011) and (iii) the number of Shares subject to grants under the 2002 Plan that are outstanding as of the Effective Date but subsequently become Lapsed Awards (as defined below) (“the Plan Limit”). Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise. If any award over Shares granted under this Plan or the 2002 Plan expires or is forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued (“Lapsed Award”), then the Shares subject to such Lapsed Award may, at the discretion of the Committee, be made available for subsequent grants under the Plan; provided, however, that Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be considered a Lapsed Award. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the ISO Limit, and Options with respect to no more than 10,000,000 Shares may be granted to any one individual Participant during any one calendar year period.

ADOPTED BY BOARD OF DIRECTORS: March 13, 2017

ADOPTED BY SHAREHOLDERS:                                 , 2017

A-1

ANNEX B

AMARIN CORPORATION PLC

2017 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Amarin Corporation plc Employee Stock Purchase Plan (“the Plan”) is to provide eligible employees of each Designated Company (as defined in Section 11) of Amarin Corporation plc (the “Company”) with opportunities to purchase ordinary shares of £0.50 each (the “Ordinary Shares”) or American Depositary Shares, each representing one Ordinary Share, as the case may be (the “Shares”). An aggregate of 3,000,000 Shares have been approved and reserved for this purpose. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1.     Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2.     Offerings. The Company will make one or more offerings to eligible employees to purchase Shares under the Plan (“Offerings”). Unless otherwise determined by the Administrator, the initial Offering will begin on December 1, 2017 and will end on May 31, 2018 (the “Initial Offering”). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each June 1st and December 1st and will end on the last business day occurring on or before the following May 31st and November 30th, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed six months in duration or overlap any other Offering.

3.     Eligibility. All individuals classified as employees on the payroll records of each Designated Company are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by a Designated Company for more than 20 hours a week and have completed at least six months of employment. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of a Designated Company for purposes of the applicable Designated Company’s payroll system are not considered to be eligible employees of any Designated Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of a Designated Company on the Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4.	Participation.

(a) An eligible employee who is not a Participant in any prior Offering may participate in an Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) Enrollment. The enrollment form will (a) state a dollar amount or whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Shares in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which Shares purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same amount or percentage of Compensation for future Offerings, provided he or she remains eligible.

(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.     Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of one percent up to a maximum of 15 percent of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

6.     Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7.     Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Shares purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8.     Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of Shares determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined below), (b) a number of Shares determined by multiplying $2,083 by the number of full months in such Offering and dividing the result by the Fair Market Value of the Shares on the Offering Date; or (c) such other lesser maximum number of Shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each Share purchased under each Option (the “Option Price”) will be 85 percent of the Fair Market Value of the Shares on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning shares possessing five percent or more of the total combined voting power or value of all classes of shares of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the share ownership of a Participant, and all shares that the Participant has a contractual right to purchase shall be treated as shares owned by the Participant. In addition, no Participant may be granted an Option that permits his or her rights to purchase Shares under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.     Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole Shares reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional Share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10.   Issuance of Certificates. Certificates representing Shares purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11.	Definitions.

The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, in advance of any Offering, establish a different definition of Compensation for that Offering and future Offerings.

The term “Designated Company” means the Company and/or any present or future Subsidiary (as defined below), in each case, that has been designated by the Board to participate in the Plan. The Board may so designate the Company and/or any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders. The current list of Designated Companies is attached hereto as Appendix A.

The term “Fair Market Value of the Shares” on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the Shares admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the NASDAQ Stock Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.   Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under

Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than a Designated Company. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.   Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14.   Optionees Not Shareholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the Shares covered by an Option under the Plan until such Shares have been purchased by and issued to him or her.

15.   Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16.   Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.   Adjustment in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, the payment of a dividend in Shares or any other change affecting the Shares, the number of Shares approved for the Plan and the Share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

18.   Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the shareholders, no amendment shall be made increasing the number of Shares approved for the Plan or making any other change that would require shareholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.   Insufficient Shares. If the total number of Shares that would otherwise be purchased on any Exercise Date plus the number of Shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date.

20.   Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21.   Governmental Regulations. The Company’s obligation to sell and deliver Shares under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such Shares.

22.   Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of [New York], applied without regard to conflict of law principles.

23.   Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Shares, from Shares held in the treasury of the Company, or from any other proper source.

24.   Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including Shares issuable under the Plan.

25.   Notification Upon Sale of Shares. Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of Shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such Shares were purchased or within one year after the date such Shares were purchased.

26.   Effective Date and Approval of Shareholders. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present.

APPENDIX A

Designated Companies

Amarin Pharma, Inc.

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at The Shelbourne Hotel, 27 St. Stephen’s Green,

Dublin 2, Ireland at 2:00 p.m. on Monday, 15 May 2017.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the annual general meeting of the Company to be held at 2:00 p.m. on Monday, 15 May 2017 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)

1.	Ordinary resolution to re-elect Dr. Lars Ekman as a director.	☐	☐	☐	☐

2.	Ordinary resolution to re-elect Mr. David Stack as a director.	☐	☐	☐	☐

3.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”	☐	☐	☐	☐

	Resolutions	One Year	Two Years	Three Years	Abstain (see note 2)	Discretionary (see note 3)

4.	Ordinary resolution (advisory, non-binding vote) on the frequency of future advisory votes to approve the compensation of the Company’s “named executive officers.”	☐	☐	☐	☐	☐

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)

5.	Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix their remuneration.	☐	☐	☐	☐

6.	Ordinary resolution to approve an amendment to the Company’s 2011 Stock Incentive Plan.	☐	☐	☐	☐

7.	Ordinary resolution to approve the Company’s 2017 Employee Stock Purchase Plan.	☐	☐	☐	☐

Dated this 2017

Signature(s)

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.	The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 8:00 a.m. on Friday, 12 May 2017.

6.	A proxy need not be a member of the Company. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.

7.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.	Completion and return of a form of proxy will not preclude a member from attending the meeting and voting in person.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA